Exhibit 5

e-mail:

jbodi@applebyglobal.com

Orient-Express Hotels Ltd. 22 Victoria Street Hamilton HM EX Bermuda	direct dial: Tel 441 298 3240 Fax 441 298 3398 your ref: appleby ref: 5451.84

6 August 2010

Ladies and Gentlemen:

Orient-Express Hotels Ltd.

We have acted as Bermuda counsel for Orient-Express Hotels Ltd., a Bermuda company (the “Company”), in connection with the adoption of amendments on 3 June 2010 to its 2009 Share Award and Incentive Plan (“2009 Plan”). The 2009 Plan originally provided for the issuance of up to 2,579,798 class A common shares of the Company, par value $0.01 each, and up to 2,579,798 preferred share purchase rights issuable under a rights agreement dated as of June 1, 2000 and amended and restated as of April 12, 2007 and amended on December 10, 2007 and 27 May 2010 between the Company and Computershare Trust Company N.A., as rights agent.

Effective  June 3, 2010, the 2009 Plan was amended to provide for issuances of up to an additional 4,000,000 class A common shares of the Company, par value $0.01 each (the “Shares”) and up to 4,000,000 attached preferred share purchase rights (the “Rights”).

A Right will be issued in connection with the issuance of each Share, and prior to the Distribution Date (as defined in the above referenced rights agreement), will be attached to and transferable with and only with, and will be evidenced by a certificate evidencing, such Share.

For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the “Documents”). We have also examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

Assumptions

In stating our opinion we have assumed:

(a)                                  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarized or photostatic copies;

(b)                                 that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)                                  the genuineness of all signatures on the Documents;

(d)                                 the authority, capacity and power of each of the persons signing the Documents (other than the directors and officers signing on behalf of the Company);

(e)                                  that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)                                    that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Shares and the Rights which would have any implication in relation to the opinions expressed herein, and that, in so far as any obligation under, or action to be taken under, the 2009 Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g)                                 that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all of the Directors of the Company as unanimous written resolutions of the Board and passed by the shareholders at a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to authorize the issue of the Shares and the Rights, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(h)                                 that, when the Directors of the Company adopted the resolutions of the Board, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(i)                                     that the Company has entered into its obligations under the 2009 Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the 2009 Plan would benefit the Company; and

(j)                                     that upon issuance of the Shares under the 2009 Plan, the issue price (in whatever form) will not be less than the par value of the Shares and the Company will have sufficient authorised but unissued share capital to effect the issue.

Opinion

Based on and subject to the foregoing, we are of the opinion that the Shares and Rights attached thereto have been duly authorized and, when paid for in accordance with the terms of the 2009 Plan, the Shares and Rights attached thereto will be legally issued, and the Shares will be fully paid and non-assessable.

The foregoing reference to the Shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company, and subject to any contrary provision in any agreement in writing between the Company and the holder of Shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for his or her Shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company, after the date on which he or she became a shareholder, if and so far as the alteration requires him or her to take, or subscribe for, additional shares of the Company, or in any way increases his or her liability to contribute to the share capital of, or otherwise to pay money to, the Company.

This opinion is addressed to you solely for your benefit, in connection with the filing of the Company’s Form S-8 registration statement and the issuance of the Shares and the Rights in accordance with the terms of the 2009 Plan, and is not to be relied upon in respect of any other matter.

In rendering this opinion, we do not express any opinion as to the laws of any jurisdiction other than the laws of Bermuda. This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect to it in any jurisdiction other than Bermuda.  Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form S-8 Registration Statement for the Shares and attached Rights.

Yours faithfully

/s/ Appleby

Appleby

SCHEDULE

1.                           A certified copy of the Orient-Express Hotels Ltd. 2009 Share Award and Incentive Plan.

2.                           Certified copy of the resolutions adopted by the board of directors as unanimous written resolutions of the board effective 9 August, 2009 and 12 March, 2010 and certified extract from the minutes of the annual general meeting of the shareholders of the Company held on 5 June, 2009 and 3 June 2010 (the “Resolutions”).

3.                           Copies of the Certificate of Incorporation, the Memorandum of Association and the Bye-Laws of the Company (collectively referred to as the “Constitutional Documents”).

4.                            A certified copy of the Bermuda Monetary Authority Letter dated 28 November 2002 in respect of the issue and free transferability of the Company’s shares.